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                     February 6, 2023

       Scott Tozier
       Executive Vice President and Chief Financial Officer
       Albemarle Corporation
       4250 Congress St., Suite 900
       Charlotte, NC 28209

                                                        Re: Albemarle
Corporation
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-12658

       Dear Scott Tozier:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services